Exhibit 99.1

NEWS RELEASE	Contact: Lisa Mayr
For Immediate Release	Vice President, Investor
January 15, 2007	Relations and Capital Markets
(703) 744-1787
SUNRISE PROVIDES UPDATE ON PENDING RESTATEMENT
MCLEAN, VA — Sunrise Senior Living, Inc. (NYSE: SRZ) today provided an update on the status of its pending financial restatement. The Company and its outside auditor, Ernst & Young, LLP, continue to work diligently toward completion of the Company’s previously announced restatement. Sunrise believes it is close — weeks, not months — to submitting its recast 2005 financial information to the SEC for its review, the essential first step in the process. However, due to factors including the complexity of the issues involved, the need to clear comments with the SEC, as well as the ongoing review by the recently formed special committee of the board of directors, Sunrise will not be current with all SEC filings, including the 2006 Form 10-Qs and 2006 Form 10-K by March 1, 2007, as previously anticipated.
Sunrise plans to hold its quarterly conference call on February 27, 2007 to provide a further update on this review and the progress toward completion of its restatement, as well as preliminary selected financial and operating data for the fourth quarter 2006. At such time, Sunrise also will report on progress with respect to the Company’s 2006 Form 10-K, which Sunrise does not expect to be filed on time due to the need to first complete the amended 2005 Form 10-K and Form 10-Qs for the first three quarters of 2006.
“We share the disappointment of our investors and other stakeholders regarding this delay,” said Brad Rush, chief financial officer, “Rather than continue to predict the date of the ultimate end of the process, which depends on third parties, we will continue to provide interim updates as we proceed, as fast as possible, toward completion.”
Paul Klaassen, chairman and CEO added, “Although this frustrating process has taken longer than any of us had anticipated, I am pleased to report that the underlying business of Sunrise is healthy and growing. As reported, in the third quarter of 2006, our occupancy was over 94 percent, our average daily rate for same communities increased almost 6 percent and our development pace continues, with 46 communities under construction. Today’s announcement of the sale of the Sunrise REIT to Ventas underscores the value created by Sunrise development, operating expertise and brand. In addition, we are excited about our recently announced joint venture with Pramerica to invest $1 billion in European development. We will not be distracted from our core mission of championing quality of life for all seniors.”

Update on Accounting Review
Sunrise reiterated that the restatement does not affect Sunrise’s cash flow or the cumulative amount of profits and losses it generates from its venture partnerships or sales of real estate, but rather the timing of the income it recognizes.
As previously announced, Sunrise will restate its financial statements for the years ended December 31, 2003, 2004 and 2005. The Company has undertaken a comprehensive review of its significant accounting policies, and in addition to the items described in the Company’s Form 8-K filed with the SEC on July 31, 2006, the Company also expects to adjust its financial statements for the periods to be restated for certain other items, including the following: 1) adjustments stemming from a review of the Company’s methodology for capitalization of indirect project costs under FAS 67 Accounting for Costs and Initial Rental Operations of Real Estate Projects and 2) adjustments to a portion of the expenses incurred on behalf of owners in Sunrise’s role as manager and to the corresponding community contract services reimbursement revenue. Adjustments to the reimbursed expense and corresponding revenues are not expected to impact the Company’s net income because any adjustment should reduce both revenue and expense by an equal amount. The cumulative impact of the restatement, including the two other items mentioned above, is anticipated to reduce net income for all periods impacted, including 1999 through 2005, by no more than $100 million. Approximately 50 percent of this amount relates to the periods from 1999 through 2002. The Company expects the substantial majority of the reduction to be recaptured within the next 24 months. Both the cumulative amount of the adjustments and the estimated timing of the recapture continue to be consistent with the Company’s prior estimates.
Update on Timing of Restatement
As previously announced, the board of directors has appointed a special independent committee to review recent insider sales of Sunrise stock and the Company’s historical practices related to stock option grants. The special committee has retained independent outside legal counsel to assist in its review.
The Board’s decision to appoint the special committee followed receipt of a letter from a union shareholder, Service Employees International Union (SEIU), that was simultaneously sent to news outlets, which resulted in media coverage and a subsequent request by the SEC for information about matters raised in the media reports. The Company believes SEIU’s actions are designed to put pressure on management as the union attempts to organize certain of our team members.
“Sunrise is committed to sound corporate governance, integrity and transparency,” said Thomas Newell, president of Sunrise. “We have taken appropriate action, such as the appointment of the special committee, to ensure that our shareholders, team members and residents are completely comfortable with our actions. While we are disappointed with the union’s tactics, they will not distract us from our focus on building our business and providing the highest quality of service to our customers and residents.”
At this time Sunrise is unable to provide an expected date for the filing of its restated 2005 Form 10-K, its 2006 Form 10-Qs and its 2006 Form 10-K. Sunrise believes it is close to submitting its recast 2005 financial information to the SEC for its review. This recast financial information will provide the SEC a summary of the items to be restated and their resulting impact.
As previously reported, Sunrise has received comments from the SEC with respect to certain filings, including its Form 10-K, as originally filed for the year ended December 31, 2005. Sunrise has responded to the comments but is unable to predict the timing or outcome of the SEC accounting staff’s review of its response or of its to-be-submitted preliminary recast 2005 financial information. Once this review is completed Sunrise will prepare full financial statements, including footnotes and disclosures, for completion of Sunrise’s restated 2005 Form 10-K. The filing of this 10-K will also require completion or substantial completion by the special independent committee of its review. Sunrise cannot currently predict the timing of these steps.
Sunrise expects to file the 2006 Form 10-Qs and Form 10-K as soon as possible following the filing of the restated 2005 Form 10-K. Sunrise also is continuing to cooperate fully with the SEC’s information requests and review of matters raised in the media reports prompted by the letter from SEIU.

About Sunrise Senior Living
Sunrise Senior Living, a McLean, Va.-based company, employs more than 40,000 people. As of September 30, 2006, Sunrise operated 436 communities in the United States, Canada, Germany and the United Kingdom, with a combined capacity for more than 50,000 residents. Sunrise also had 46 communities under construction in these countries with a combined capacity for more than 6,000 additional residents. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer’s and other forms of memory loss, as well as nursing, rehabilitative and hospice care. Sunrise’s senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit http://www.sunriseseniorliving.com.
Certain matters discussed in this press release, including as to the nature of the restatement adjustments, the timing of completion of the restatement and filing of Sunrise’s restated 2005 Form 10-K, Form 10-Qs for the first three quarters of 2006 and 2006 Form 10-K, may be forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that its expectations will be realized. Sunrise’s actual results could differ materially from those anticipated in these forward- looking statements as a result of various factors, including, but not limited to; identification of any additional matters requiring restatement, the length of time needed for Sunrise to complete the restatement, and for Ernst & Young LLP to complete their procedures for any reason, including the detection of new errors or adjustments, the time required to clear comments with the SEC and other risks that are detailed in the Company’s annual report on Form 10-K filed with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
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